Exhibit 99.1

Astoria Financial Corporation Announces First Quarter EPS of $0.49

(Results Include Charge for Termination of Interest Rate Swap Agreements of $0.04 Per Share)

Quarterly Cash Dividend of $0.24 Per Common Share Declared

          LAKE SUCCESS, N.Y., April 20 /PRNewswire-FirstCall/- Astoria Financial Corporation (NYSE: AF) (“Astoria”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $48.9 million, or $0.49 diluted earnings per share (“EPS”), for the quarter ended March 31, 2006, compared to $59.5 million, or $0.57 EPS, for the 2005 first quarter.  Included in the 2006 first quarter results is a $5.5 million ($3.6 million after-tax), or $0.04 per diluted share, charge associated with the termination of interest rate swap agreements.

           For the quarter ended March 31, 2006, returns on average equity, average tangible equity and average assets were 14.77%, 17.17% and 0.88%, respectively, compared to 17.42%, 20.15% and 1.02%, respectively, for the comparable 2005 period.  Excluding the charge for terminating the interest rate swap agreements, the returns on average equity, average tangible equity and average assets were 15.86%, 18.44% and 0.95% for the quarter ended March 31, 2006.

          2006 First Quarter Financial Highlights:

•	Deposits increased $179 million, or 6% annualized
•	Loan portfolio increased $198 million, or 5% annualized

•	Multifamily/Commercial Real Estate (“CRE”) loan portfolio increased $112 million, or 11% annualized
•	One-to-Four Family loan portfolio increased $89 million, or 4% annualized

•	Securities portfolio decreased $345 million, or 21% annualized
•	Borrowings decreased $343 million, or 17% annualized
•	Assets decreased $142 million, or 3% annualized
•	Net interest margin decreased two basis points from the linked quarter to 2.10%
•	Repurchased 2.5 million shares

          Commenting on the first quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, “While the interest rate environment remained very challenging throughout the first quarter, with rising interest rates and the continuation of a flat yield curve exerting downward pressure on the net interest margin, our strategy of reducing securities and borrowings while increasing loans and deposits limited the decline in the margin.”

          Board Declares Quarterly Cash Dividend of $0.24 Per Share

          The Board of Directors of the Company, at their April 19, 2006 meeting, declared a quarterly cash dividend of $0.24 per common share.  The dividend is payable on June 1, 2006 to shareholders of record as of May 15, 2006.  This is the forty-fourth consecutive quarterly cash dividend declared by the Company.

          Eleventh Stock Repurchase Program Continues

          During the first quarter, Astoria completed its tenth stock repurchase program and commenced its eleventh stock repurchase program, repurchasing 2.5 million shares at an average cost of $29.27 per share.

          First Quarter 2006 Earnings Summary

          Net interest income for the quarter ended March 31, 2006 totaled $111.5 million compared to $113.7 million for the 2005 fourth quarter and $125.2 million for the 2005 first quarter.

          Astoria’s net interest margin for the quarter ended March 31, 2006 decreased just two basis points on a linked quarter basis and fourteen basis points from the comparable period a year ago to 2.10%, primarily due to the cost of liabilities rising more rapidly than the yield on earning assets.  The Company’s core interest rate spread (the difference between the yield on loans and the cost of deposits) for the 2006 first quarter declined seven basis points on a linked quarter basis and 31 basis points from the comparable period a year ago to 2.84%.

          Commenting on the net interest margin, Mr. Engelke noted, “If the yield curve remains flat, as we anticipate it will, we expect modest margin compression to continue throughout 2006 and the margin declining to an average of slightly below 2% for the full year.”

          Non-interest income for the quarter ended March 31, 2006 totaled $18.9 million compared to $24.7 million for the 2005 first quarter.  The decrease is due primarily to the $5.5 million, pre-tax, charge incurred for the termination of the aforementioned interest rate swap agreements and lower mortgage banking income, net, partially offset by an 11%, or $1.7 million, increase in customer service fees.

          The components of mortgage banking income, net, which is included in non- interest income, are detailed below:

(Dollars in millions)	1Q06	1Q05

Loan servicing fees	$1.2	$1.3
Amortization of MSR*	(1.0)	(1.5)
MSR* valuation adjustments	0.7	2.4
Net gain on sale of loans	0.6	0.7
Mortgage banking income, net	$1.5	$2.9

*Mortgage servicing rights

          General and administrative expense (“G&A”) for the quarter ended March 31, 2006 decreased to $56.3 million from $60.5 million for the comparable 2005 period.  The decrease is primarily due to a $2.0 million decrease in advertising expense and a $2.5 million decrease in goodwill litigation expense. Compensation and benefits expense declined to $30.3 million for the 2006 first quarter from $30.8 million for the 2005 first quarter, despite a $1.2 million increase in stock-based compensation expense primarily due to the implementation of accounting pronouncement SFAS 123R in the 2006 first quarter.

          Balance Sheet Summary

          Due to the continued flat yield curve environment and lower spread availability, we continued to reduce non-core business activities during the 2006 first quarter.  Total securities declined $345.1 million, or 21% annualized, to $6.2 billion, representing 28% of total assets at March 31, 2006.  Borrowings also declined in the first quarter by $343.1 million, or 17% annualized, to $7.6 billion, representing 34% of total assets at March 31, 2006.  Total assets declined $142.3 million from December 31, 2005 to $22.2 billion at March 31, 2006.

          Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

						Change

(Dollars in millions)	12/31/99	12/31/01	12/31/03	12/31/05	3/31/06	12/31/99-3/31/06

Assets	$22,700	$22,672	$22,462	$22,380	$22,238	-2%
Loans	$10,286	$12,167	$12,687	$14,392	$14,590	+42%
Securities	$10,763	$8,013	$8,448	$6,572	$6,227	-42%
Deposits	$9,555	$10,904	$11,187	$12,810	$12,989	+36%
Borrowings	$11,528	$9,826	$9,632	$7,938	$7,594	-34%

          During the 2006 first quarter, the 1-4 family mortgage loan portfolio increased $88.6 million, or 4% annualized, and totaled $9.8 billion at March 31, 2006.  1-4 family loan originations and purchases totaled $522.0 million for the 2006 first quarter compared to $726.8 million in the year-ago first quarter.  Of the 2006 first quarter production, 78% consisted of 3/1 and 5/1 adjustable rate mortgage loans.

          During the 2006 first quarter, the multifamily and CRE loan portfolio increased $111.9 million, or 11% annualized, to $4.0 billion at March 31, 2006.  Multifamily/CRE loan originations totaled $217.4 million for the 2006 first quarter compared to $256.6 million for the comparable 2005 period.  The average loan-to-value (“LTV”) ratio of the combined multifamily and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

          At March 31, 2006, non-performing loans declined to $50.0 million, or 0.23% of total assets, from $65.0 million, or 0.29% of total assets, at December 31, 2005.  As of March 31, 2006, 1-4 family non-performing loans totaled $34.0 million and had an average LTV of 64% (based on current principal balance and original appraised value) and multifamily/CRE non- performing loans totaled $15.6 million and had an average LTV of 69% (based on current principal balance and original appraised value).

           Net charge-offs for the 2006 first quarter totaled just $16,000, or an annualized rate of less than one basis point of the average total loans outstanding.  The ratio of the allowance for loan losses to non-performing loans at March 31, 2006 was 162%.

          Deposits for the quarter ended March 31, 2006 increased $178.5 million, or 6% on an annualized basis, to $13.0 billion from $12.8 billion at December 31, 2005.  This increase was primarily due to increases in medium-term CD and Liquid CD accounts.  During the 2006 first quarter, the CDs that were issued or repriced that had a maturity of twelve months or longer totaled $564.7 million and had an average rate of 4.58 % and an average maturity of 18 months, significantly below alternative funding costs.  During the twelve month period ended March 31, 2006, the CDs that were issued or repriced that had a maturity of twelve months or longer totaled $1.6 billion and had an average rate of 4.07 % and an average maturity of 22 months, also significantly below alternative funding costs.  In addition, since the introduction of our Liquid CD account in the 2005 first quarter, balances have grown to $843.1 million at March 31, 2006.  Core deposits, which exclude non- Liquid CD accounts, total $5.4 billion at March 31, 2006, with an average rate of 0.84% for the quarter.

          Stockholders’ equity was $1.3 billion, or 5.89% of total assets, at March 31, 2006.  Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.19%, 6.19% and 11.75%, respectively, at March 31, 2006.

          Future Outlook

          Commenting on the outlook for the balance of 2006, Mr. Engelke stated, “We expect the operating environment to remain challenging as rising interest rates, coupled with a flat to inverted yield curve, exert further pressure on the net interest margin.  As a result, we expect to continue our strategy of shrinking the balance sheet through reductions in the securities portfolio and borrowings of between $750 million and $1.0 billion each through normal cash flow, while we emphasize deposit and loan growth, all of which will continue to improve both the quality of the balance sheet and earnings.  Overall, these activities should result in a further reduction in the balance sheet of between $500 million and $750 million, and a continued modest compression of the net interest margin throughout the year.  As we continue to reduce the size of the balance sheet, we will continue to focus on the repurchase of our stock as a very desirable use of capital.  This strategy should better position us to take advantage of more profitable asset growth opportunities when the yield curve steepens.”

          Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.2 billion is the sixth largest thrift institution in the United States.   Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.0 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com.  Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-four states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty- four states and the District of Columbia.

          Earnings Conference Call April 20, 2006 at 3:30 p.m. (ET)

          The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, April 20, 2006 at 3:30 p.m. (ET).   The toll-free dial-in number is (800) 967-7140.  A telephone replay will be available on April 20, 2006 from 7:00 p.m. (ET) through April 28, 2006, 11:59 p.m. (ET).   The replay number is (888) 203-1112, passcode: 6449179.   The conference call will also be simultaneously webcast on the Company’s website http://www.astoriafederal.com and archived for one year.

          Forward-Looking Statements

          This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

          Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following:  the timing and occurrence or non- occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.  We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At March 31, 2006	At December 31, 2005

ASSETS
Cash and due from banks	$118,316	$169,234
Repurchase agreements	241,912	182,803
Securities available-for-sale	1,746,385	1,841,351
Securities held-to-maturity (fair value of $4,339,590 and $4,627,013, respectively)	4,480,866	4,730,953
Federal Home Loan Bank of New York stock, at cost	143,341	145,247
Loans held-for-sale, net	22,779	23,651
Loans receivable:
Mortgage loans, net	14,094,510	13,879,804
Consumer and other loans, net	495,434	512,489
	14,589,944	14,392,293
Allowance for loan losses	(81,143)	(81,159)
Total loans receivable, net	14,508,801	14,311,134
Mortgage servicing rights, net	16,468	16,502
Accrued interest receivable	76,007	80,318
Premises and equipment, net	150,348	151,494
Goodwill	185,151	185,151
Bank owned life insurance	378,145	382,613
Other assets	169,411	159,820
TOTAL ASSETS	$22,237,930	$22,380,271
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$12,988,938	$12,810,455
Reverse repurchase agreements	5,480,000	5,780,000
Federal Home Loan Bank of New York advances	1,679,000	1,724,000
Other borrowings, net	435,475	433,526
Mortgage escrow funds	169,762	124,929
Accrued expenses and other liabilities	175,335	157,134
TOTAL LIABILITIES	20,928,510	21,030,044
Stockholders’ equity:
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series A (1,800,000 shares authorized and - 0 - shares issued and outstanding)	—	—
Series B (2,000,000 shares authorized and - 0 - shares issued and outstanding)	—	—
Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 102,872,427 and 104,967,280 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	829,661	824,102
Retained earnings	1,797,162	1,774,924
Treasury stock (63,622,461 and 61,527,608 shares, at cost, respectively)	(1,236,746)	(1,171,604)
Accumulated other comprehensive loss	(58,926)	(49,536)
Unallocated common stock held by ESOP (6,385,675 and 6,465,273 shares, respectively)	(23,396)	(23,688)
Deferred compensation	—	(5,636)
TOTAL STOCKHOLDERS’ EQUITY	1,309,420	1,350,227
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,237,930	$22,380,271

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended March 31,

	2006	2005

Interest income:
Mortgage loans:
One-to-four family	$124,885	$111,582
Multi-family, commercial real estate and construction	62,259	58,196
Consumer and other loans	8,847	6,781
Mortgage-backed and other securities	71,895	93,922
Repurchase agreements	1,643	1,449
Federal Home Loan Bank of New York stock	1,689	1,173
Total interest income	271,218	273,103
Interest expense:
Deposits	82,705	64,960
Borrowings	76,967	82,930
Total interest expense	159,672	147,890
Net interest income	111,546	125,213
Provision for loan losses	—	—
Net interest income after provision for loan losses	111,546	125,213
Non-interest income:
Customer service fees	16,598	14,946
Other loan fees	810	1,164
Mortgage banking income, net	1,482	2,946
Income from bank owned life insurance	4,075	4,175
Other	(4,068)	1,511
Total non-interest income	18,897	24,742
Non-interest expense:
General and administrative:
Compensation and benefits	30,311	30,790
Occupancy, equipment and systems	16,808	16,025
Federal deposit insurance premiums	434	448
Advertising	1,927	3,905
Other	6,829	9,344
Total non-interest expense	56,309	60,512
Income before income tax expense	74,134	89,443
Income tax expense	25,200	29,964
Net income	$48,934	$59,479
Basic earnings per common share	$0.50	$0.58
Diluted earnings per common share	$0.49	$0.57
Basic weighted average common shares	97,306,058	103,160,491
Diluted weighted average common and common equivalent shares	99,899,188	104,957,469

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the Three Months Ended March 31,

	2006	2005

Selected Returns and Financial Ratios (annualized)
Return on average stockholders’ equity	14.77%	17.42%
Return on average tangible stockholders’ equity (1)	17.17	20.15
Return on average assets	0.88	1.02
General and administrative expense to average assets	1.01	1.03
Efficiency ratio (2)	43.17	40.35
Net interest rate spread (3)	2.01	2.16
Net interest margin (4)	2.10	2.24
Selected Non-GAAP Returns and
Financial Ratios (annualized) (5)
Non-GAAP return on average stockholders’ equity	15.86%	17.42%
Non-GAAP return on average tangible stockholders’ equity (1)	18.44	20.15
Non-GAAP return on average assets	0.95	1.02
Non-GAAP efficiency ratio (2)	41.43	40.35
Asset Quality Data (dollars in thousands)
Non-performing loans/total loans	0.34%	0.22%
Non-performing loans/total assets	0.23	0.13
Non-performing assets/total assets	0.23	0.13
Allowance for loan losses/ non-performing loans	162.13	278.74
Allowance for loan losses/ non-accrual loans	162.47	301.21
Allowance for loan losses/total loans	0.56	0.61
Net charge-offs to average loans outstanding (annualized)	0.00	0.00
Non-performing assets	$51,250	$30,132
Non-performing loans	50,048	29,680
Loans 90 days past maturity but still accruing interest	104	2,214
Non-accrual loans	49,944	27,466
Net charge-offs	16	28
Capital Ratios (Astoria Federal)
Tangible	6.19%	6.31%
Core	6.19	6.31
Risk-based	11.75	12.82
Other Data
Cash dividends paid per common share	$0.24	$0.20
Dividend payout ratio	48.98%	35.09%
Book value per share (6)	$13.57	$13.30
Tangible book value per share (7)	11.65	11.50
Average equity/average assets	5.97%	5.83%
Mortgage loans serviced for others (in thousands)	$1,464,700	$1,644,742
Full time equivalent employees	1,631	1,863

(1)	Average tangible stockholders’ equity represents average stockholders’ equity less average goodwill.
(2)	The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)

The information presented for 2006 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP.  The 2006 information excludes the $3.6 million, after tax, ($5.5 million, before tax) charge for the termination of our interest rate swap agreements recorded in the 2006 first quarter.  See page 10 for a reconciliation of GAAP net income to non-GAAP earnings for the three months ended March 31, 2006.

(6)	Book value per share represents stockholders’ equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(7)	Tangible book value per share represents stockholders’ equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
 (Dollars in Thousands)

	For the Three Months Ended March 31, 2006

	Average Balance		Interest	Average Yield/ Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$9,890,392		$124,885	5.05%
Multi-family, commercial real estate and construction	4,091,568		62,259	6.09
Consumer and other loans (1)	506,184		8,847	6.99
Total loans	14,488,144		195,991	5.41
Mortgage-backed and other securities (2)	6,428,383		71,895	4.47
Repurchase agreements	150,950		1,643	4.35
Federal Home Loan Bank stock	138,804		1,689	4.87
Total interest-earning assets	21,206,281		271,218	5.12
Goodwill	185,151
Other non-interest-earning assets	807,781
Total assets	$22,199,213
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings	$2,468,120		2,450	0.40
Money market	620,969		1,473	0.95
NOW and demand deposit	1,516,024		220	0.06
Liquid certificates of deposit	729,669		7,055	3.87
Total core deposits	5,334,782		11,198	0.84
Certificates of deposit	7,550,703		71,507	3.79
Total deposits	12,885,485		82,705	2.57
Borrowings	7,653,012		76,967	4.02
Total interest-bearing liabilities	20,538,497		159,672	3.11
Non-interest-bearing liabilities	335,757
Total liabilities	20,874,254
Stockholders’ equity	1,324,959
Total liabilities and stockholders’ equity	$22,199,213
Net interest income/net interest rate spread			$111,546	2.01%
Net interest-earning assets/net interest margin	$667,784			2.10%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x

	For the Three Months Ended March 31, 2005

	Average Balance		Interest	Average Yield/ Cost (Annualized)

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$9,270,153		$111,582	4.81%
Multi-family, commercial real estate and construction	3,680,918		58,196	6.32
Consumer and other loans (1)	522,515		6,781	5.19
Total loans	13,473,586		176,559	5.24
Mortgage-backed and other securities (2)	8,524,571		93,922	4.41
Repurchase agreements	243,598		1,449	2.38
Federal Home Loan Bank stock	142,347		1,173	3.30
Total interest-earning assets	22,384,102		273,103	4.88
Goodwill	185,151
Other non-interest-earning assets	863,209
Total assets	$23,432,462
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings	$2,870,120		2,842	0.40
Money market	915,147		1,922	0.84
NOW and demand deposit	1,560,087		230	0.06
Liquid certificates of deposit	176,275		1,073	2.43
Total core deposits	5,521,629		6,067	0.44
Certificates of deposit	6,933,248		58,893	3.40
Total deposits	12,454,877		64,960	2.09
Borrowings	9,279,580		82,930	3.57
Total interest-bearing liabilities	21,734,457		147,890	2.72
Non-interest-bearing liabilities	331,872
Total liabilities	22,066,329
Stockholders’ equity	1,366,133
Total liabilities and stockholders’ equity	$23,432,462
Net interest income/net interest rate spread			$125,213	2.16%
Net interest-earning assets/net interest margin	$649,645			2.24%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for- sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are reported at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2006		At December 31, 2005		At March 31, 2005

	Balance	Weighted Average Rate(1)	Balance	Weighted Average Rate(1)	Balance	Weighted Average Rate(1)

Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$9,846,475	5.25%	$9,757,920	5.19%	$9,232,357	5.05%
Multi-family, commercial
real estate and construction	4,163,563	5.91	4,039,733	5.88	3,734,355	5.86
Mortgage-backed and other
securities (3)	6,227,251	4.34	6,572,304	4.35	8,322,213	4.35
Interest-bearing liabilities:
Savings	2,438,090	0.40	2,510,897	0.40	2,848,135	0.40
Money market	598,766	0.97	648,730	0.95	885,278	0.96
NOW and demand deposit	1,562,612	0.06	1,569,859	0.06	1,575,204	0.06
Liquid certificates of deposit	843,131	4.09	619,784	3.66	265,720	2.47
Total core deposits	5,442,599	0.94	5,349,270	0.74	5,574,337	0.49
Total deposits	12,988,938	2.67	12,810,455	2.48	12,569,369	2.13
Borrowings, net	7,594,475	4.13	7,937,526	3.97	8,981,441	3.68

(1)

Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non- performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

RECONCILIATION OF 2006 GAAP NET INCOME TO NON-GAAP EARNINGS
(In Thousands, Except Per Share Data)

	For the Three Months Ended March 31, 2006

	GAAP	Adjustments	Non-GAAP

Net interest income after provision for loan losses	$111,546	$—	$111,546
Non-interest income	18,897	5,456	24,353
Non-interest expense	56,309	—	56,309
Income before income tax expense	74,134	5,456	79,590
Income tax expense	25,200	1,855	27,055
Net income	$48,934	$3,601	$52,535
Basic earnings per common share	$0.50	$0.04	$0.54
Diluted earnings per common share	$0.49	$0.04	$0.53

     The above adjustments relate to the $5.5 million charge for the termination of our interest rate swap agreements and the related tax effects.

SOURCE  Astoria Financial Corporation
          -0-                                                  04/20/2006
          /CONTACT:     Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com /
          /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
          /Web site:  http://www.astoriafederal.com /